Exhibit 99.2

Apropos Technology Inc.

Third Quarter Earnings

October 21, 2003

Operator:                        Good afternoon.  And welcome to the Apropos Technology Inc. third quarter earnings conference call.  At this time, all lines have been placed on a listen-only mode.  And the floor will be open for questions following the presentation.

I would now like to hand the call over to your host, Ms. Leslie Loyet.  Ma’am, you may begin.

Leslie Loyet:                  Thank you.  Good afternoon everyone and thank you again for joining us for the Apropos third quarter conference call.  By now everyone should have received the copy of the press release that was sent out this afternoon.  If anyone needs a copy it is available on Apropos’ web site at www.apropos.com or you can contact Samir Patel at 312-640-6771 and he will send you a copy immediately.

Before I turn the call over to Kevin Kerns, Apropos’ president and CEO, I need to remind you that certain statements made during this conference call that are not historical may be deemed forward-looking statements within the meaning of the Privacy Securities Litigation Reform Act of 1995.  Although Apropos believes that expectations reflected in any forward-looking statements are based on reasonable assumptions they can give no assurance that its expectations will be obtained.  Factors or risk that cause actual results to differ materially from expectations are detailed in this afternoon’s press release and from time to time in the company’s filings with the SEC.  Additionally we wanted to let people know that the information and statements made during the call are made as of the date of the call.  Listeners listening to any replay should understand that the passage of time by itself will diminish the quality of the statements.  Also the contents of the call are the property of the company and any replay or transmission of the call may be done only with the consent of Apropos Technology.

With that said I would now like to turn the call over to Kevin Kerns.  Kevin, go ahead.

Kevin Kerns:                  Thank you, Leslie.  Good afternoon, everyone.  Joining me today is Frank Leonard, our chief financial officer and senior vice-president.

In the third quarter of 2003 the company saw significant interest in the release of its new Version 6 Enterprise Edition.  The company realized a modest uptick in new customer acquisition, winning nine new customer decisions including Canadian Rail, Bank of America, Electrolux, and Ford Motor Company.  Despite Q3 being seasonally the weakest quarter of the year, the company posted a slight sequential increase in license revenue with overall revenues remaining relatively flat.  In the third quarter the company saw solid traction for its new Version 6 product line. The company secures more than 20 customer orders for the new product with 15 of these either in production or in process of deployment including live production of our first new Version 6 customer eBay.  eBay, one of the world’s largest and most successful internet companies is the first customer to deploy our Unix/Oracle base solution for real-time web chat and collaboration.  With the introduction of Version 6 we have also witnessed a significant increase in the level of partner activity focusing our efforts on those partners who represent strong potential channels of distribution for our products.

In a few moments I will highlight some of our early Version 6 successes.  Before I do I would like to review our third quarter financial results.  In the third quarter the company posted revenues of 4.7 million ending September 30, 2003 flat with 4.7 million posted in the second quarter of 2003. License revenues in the third quarter were 1.7 million up sequentially from the second quarter of 2003.  License revenues continue to be impacted by a combination of channel nix, smaller deal sizes and the total number of customer decisions.  Channel contribution increased to 29 percent of total revenues in the third quarter, the highest level in the company’s history and in line with our stated direction to move to a more indirect distribution model.  Based on initial projections for the third quarter and the lack of any substantial long-term visibility the company took several additional actions to reduce costs during the quarter.  On July 21st as reported in our second quarter earnings call we took a 25 percent work force reduction.  As a result of this reduction the company eliminated the need for over 20 thousand square feet of office space along with certain assets, furniture and fixtures that no longer benefit to the company. The net impact of these restructuring moves will result in a restructuring charge of approximately 2.4 million dollars for the quarter.  We believe these moves are necessary and appropriate based on the current level of business and our goal of reaching profitability in the near future.

In the third quarter net operating losses were 3 million dollars or 18 cents per share.  Excluding restructuring charges of 2.4 million the net loss for the third quarter was 575 thousand or just over three cents per share.  This is the lowest operating loss since the company went public in the first quarter of 2000.  We also anticipate the timing of the recent cost reductions will have additional cost saving impacts in the fourth quarter. Cash burn also dropped significantly in the third quarter due to continued improvement in DSOs and much lower operating expenses.  DSOs for the third quarter dropped to 47 days, the best level ever reported.  And cash burn for the quarter fell to only 479 thousand dollars.  With the actions we have taken we are on track to get the company to cash flow break even in the very near future.  With operating expenses now on line with revenue levels and cash burn approaching break even, we have protected our strong cash position and guaranteed our long-term viability.  As of September 30, 2003 the company maintains nearly 39 million dollars in cash in short term investments.  Now as a company our entire focus turns to revenue growth and the continued market penetration of our new Version 6 solution.

At this time I would like to turn the call over to Frank and have him describe in more detail the financial performance of the company in the third quarter.  Frank.

Frank Leonard:             Thank you, Kevin.  Revenues for the third quarter 2003 are 4.7 million dollars, just — were down just under 10 percent from the 5.2 million dollars in the year ago period.  In the current quarter the software license revenue component totaled 1.7 million dollars, a decrease of 20 percent from the 2.1 million dollars in the third quarter of 2002.  New customers accounted for 54 percent of software revenue in the current quarter versus 43 percent in the year ago quarter.  Revenues from services and other than the current quarter of 3 million dollars, decreased 0.1 million or three percent in the year ago period.  The port revenues increased from 2 million to 2.3 million dollars but not enough to offset the decline in services and billable travel.  Support revenue growth is consistent with the sequential quarterly increases the company experienced throughout 2003 due to new customer cutovers and expansion of systems by distant customers.  On a geographic basis North America business in the third quarter of 2003 was 78 percent of revenues compared to 79 percent of revenues for the same period a year ago.  On a channel basis the indirect and OEM business in the third quarter of 2003 was 29 percent compared to 19 percent for the same period a year ago.  This increase can be attributed to a significant new order from our Canadian distributor and an increase in JD Edwards Subcontracted Services.  In the current quarter the company added nine new customers.  For the first quarter ever one hundred percent of these customers selected our multimedia capabilities of voice, e-mail and web.  The calculated average sales price of new customers totaled 214 thousand dollars.  This is up from the previous quarters ASP of 187 thousand dollars and represents the second time in the last seven quarters when the ASP exceeded 200 thousand dollars.  We still expect projects to remain smaller in scope and the buyer in general staying conservative.  Gross margins for the third quarter 2003 of 77 percent improved from the 70 percent in the same quarter a year ago.  Even with a lower nix of higher margin software revenue this was more than offset by the services and other revenue margin in the current quarter comparing favorably with the year ago period.  This was due to better staff utilization on the professional services organization that includes customer support.

Operating expenses for the current quarter 6.7 million dollars including a restructuring charge of 2.4 million dollars.  In the third quarter a year ago operating expenses of 8.3 million dollars also included a restructuring charge of nearly 900 thousand.  Excluding restructuring charges in both periods operating expenses for the third quarter of 2003 of 4.3 million dollars are down 42 percent from the year ago quarter though our operating costs were led by reduced staff level, bonus accruals and lower marketing spending, these decreases were offset to a lesser extent by higher director officers and insurance premiums and legal costs.  Total staffing including the professional service organization was just under a hundred at September 2003 compared to 163 a year ago September.  The restructuring and other charge provisions in the third quarter 2003 relating to staff reductions, facility consolidation and asset write-offs totaled 2.4 million dollars.  Staff reduction impacting 33 persons or approximately 25 percent of the work force resulted in a charge of 738 thousand dollars.  On September 1st we consolidated our corporate office operations from two floors to one.  As a result a charge of one million 344 thousand dollars was recorded related to the excess space.  This charge was based on remaining obligation through May 2006 of the cost related to the sub-lease less estimated sub-lease income. In the review of facilities we also noted certain infrastructure assets and furniture’s and fixtures that would not provide future benefits to the company. We recorded an impairment loss for these assets of 345 thousand dollars.

Interest income and other than the third quarter of 2003 totaled 104 thousand dollars, which is down 58 percent in the 245 thousand dollars in the prior year quarter.  While investment losses are down 13 percent, investment yields have declined more dramatically over the past year.  The US GAP net loss for the third quarter of 3 million dollars or a loss of 18 cents per share includes a restructuring charge of 2.4 million or 14 cents per share.  The US GAP net loss for the third quarter of 2002 of 4.4 million dollars or a loss of 26 cents per share included a restructuring charge of 0.9 million or five cents per share.

With the continued strong balance sheet the company remains a viable entity.  The cash and charges from investment balances at September 30th are 38.9 million dollars. These balances are conservatively invested in government agency bonds and money market accounts.  The weighted average maturity on the investment portfolio is 22 days with the current yield of 1.04 percent. Trade receivables at September 2003 sold just over 2.4 million dollars.  The days sales outstanding at September 30th of 47 days improved by six days from the 53 days at June 30th.  It is the first time the company’s DSO level is below 50 days and I am proud of the efforts of those involved in collection activities.  The cash burn for the third quarter 2003 and the trailing four quarters were 0.5 million and 5.9 million dollars respectively. These amounts represent cash flow associated with operating losses, changes in working capital, capital expenditure needs as well as other miscellaneous transactions.  In general fluctuations in the company’s poorly cash burn are due in part to such items as the change in revenue levels, increases or decreases in DSO levels, the timing of annual support billing, payment associated with restructuring charges and large payments related to legal costs, accounting services and insurance premiums.  For example, the six-day improvement in DSO levels provides additional cash flows of 300 thousand dollars in the current quarter. Tough decisions and tremendous efforts have been involved in lowering the cash burn by over two million dollars from the same quarter a year ago.  Finally, our book values per share based on 16 million 865 thousand 537 shares outstanding at September 30th was two dollars 19 cents.  The combined cash and short-term investment balances alone represent two dollars 31 cents per share.

Let me take a moment to discuss our expectations going forward.  I would again refer you to the opening remarks regarding forward-looking statements.  A slowly improving economy with relatively high unemployment levels continues to impact overall buying behavior.  As a result the company continues to lack any good revenue visibility.  Like many other businesses, particularly those dealing with technology enhancement, it is extremely difficult to determine when a significant increase in capital spending may occur. As a result of this poor revenue visibility we continue to closely monitor our cost structure.  In our last press release and earnings call we discussed the approximate 25 percent staff reduction.  We also mentioned that we were investigating cost initiatives in the facility and insurance area.  Effective September 1st we successfully completed consolidation of our operations to one floor in the corporate office facility.  We also viewed our fixed assets and took an impairment charge for those assets no longer providing a benefit to the business. We are currently in active discussion on insurance renewals due in mid November and believe the company will see cost reductions from current levels.  With the combination of full quarter impact of the third quarter, staff reductions, facility consolidation and asset write-offs and the anticipated insurance cost reduction the company anticipates its operating cost for the third quarter to be approximately 3.7 million dollars.  The third quarter cash burn of 0.5 million dollars was the lowest level since the company went public.  Forecasting DSO to stay near its all time low we anticipate the cash burn for the fourth quarter will continue to improve to near break even.  We have been making the supposition over the last couple quarters to reduce cost in order to position the company to reach profitability and cash flow break even. By the lack of any reliable revenue visibility to keep this projection of a specific quarter unclear our cost structure has been realigned to have this occur slightly above current revenue levels.  Coupled this with the new features and uses of the June 2003 relief of the enterprise edition of our multi-channel interaction management software solution we are very positive on the valued proposition this all provides to our shareholders.

At this time I would like to turn back the discussion to Kevin.

Kevin Kerns:                  Thanks, Frank.  Over the next few minutes I would like to highlight the key business developments for the third quarter and share with you some of the initial successes with our new Version 6 product.

During the third quarter the company received a total of nine new customer orders.  New customer orders were received again from Canadian Rail, Bank of America, Electrolux, Unis’s (sp) Corporation for the State of Louisiana, Ford Motor Company, and Suffolk Federal Credit Union.  The company also received significant add-on orders from the Veterans Health Administration, Accenture and C3I.  In addition to these the company received a significant number of operating orders from existing customers looking to take advantage of many of the new capabilities offered by the Version 6 release.  Our new product capabilities such as speech recognition, improved service while monitoring and reporting, and secure web chat and collaboration to architectural improvements such as increased scalability, improved network resiliency and fault tolerance depending on the customer and their particular business requirements there are a host of advantages offered by the new Version 6 solution.

Let me give you a few examples of how customers are using our new Version 6 product.  Veritas software, one of the largest and most successful software companies in the world is also one of our largest and most sophisticated users.  Veritas has been an early beta customer for Apropos for the past several major releases.  They have been a valuable resource to us, both as an innovator who pushes the envelope on the product and what it can do and as a tough technology and savvy buyer who knows what enterprise software should be able to deliver in terms of reliability, scalability and supportability.  Veritas is both a user and an active member of our customer advisory council. Veritas began hands on testing of the new Version 6 product as early as February this year using preliminary developmental versions of the product.  They were instrumental in providing early feedback on the new release with specific areas for improvement.  After more than four months of internal testing Veritas took its first call center live in the late May early June time frame. As with previous releases Veritas started the rollout version of Version 6 with an initial deployment in one of its small call center locations in Australia. Once the product was fully tested and proven in its Australian location it was then rolled out to the other call center locations around the globe.  Today Veritas has Apropos Version 6 up and running on a global basis with approximately 300 customer service agents world wide all operating as one virtual call center operation.

In parallel, we have been working with another major world class company by the name of eBay.  eBay is known within the IT industry as a demanding customer who has built a reputation for delivering one of the most robust and highly reliable web infrastructures in the industry. eBay after performing its due diligence selected Apropos Version 6 as their product of choice for secure web chat and collaboration.  Over the past three years we have been working closely with eBay personnel to exhaustively test the Version 6 secure web chat solution in terms of reliability, scalability and overall functionality. After months of testing the system was placed into live production on the eBay auction web site the last day of September.  The eBay decision to deploy the Apropos web chat solution was based heavily on the scalability and reliability of the new Version 6 architecture. The eBay deployment has not only the largest web chat deployment for Apropos but it is also our first implementation of Unix with an Oracle database.

The other new Version 6 customer I would like to mention is Absolute Quality.  They are not a household name but I believe a company worth mentioning. They are the first external customer to take the Version 6 product and use the new thin client APIs to develop their own desktop client exposing our interaction management functionality within their own presentation layer.  In previous releases of our product this was not possible but with Version 6 the client applications that a customer service representative or supervisor might use can now be totally imbedded within any browser based application allowing us to expose our functionality with a zero desktop footprint.

We are taking the same concepts to imbed our Version 6 capabilities within other key business applications such as CRM, Healthdesk, Human Resources, and ERP.  We believe there is a significant first mover opportunity for those application providers who are first to recognize the need to imbed real-time universal queuing within their work flow solution.  Customers are looking for a single application provider to manage all of their service levels and interactions.

We believe our efforts on the partnering front are starting to yield dividends.  The JD Edwards OEM relationship while impacted by some of the recent uncertainty around the PeopleSoft acquisition continues to deliver good results.  In the third quarter we received three new customer orders from our partnership including a major order with Electrolux and our first customer order from JD Edwards in Europe.  During the quarter, and as a direct result of the acquisition of JD Edwards of PeopleSoft we agreed to transfer our OEM Agreement to PeopleSoft.  This agreement, however, remains tied to the sale of JD Edwards products.  As mentioned previously we are working hard to expand our business relationship with PeopleSoft.  Discussions are progressing but at this time we remain co-marketing partners.

We continue to engage with a number of other industry players working at various stages with each firm from defining the market opportunity to developing technical integrations between our products and test marketing an imbedded version of Apropos Version 6 with customers.  There is nothing definitive at this stage but a lot of business activity and interest in how Apropos OEM based solution could drive significant top line revenue and product differentiation for a number of our partners.

In support of our efforts to increase market awareness and improve the generation, the company launched three targeted initiatives in the third quarter. The first initiative was focused on our installed customer base re-engaging with each and every customer to maximize the value they are realizing from the use of our products and to educate them on the enhanced capabilities the new Version 6 product offers.  We conducted a number of customer focused activities during the quarter including a Version 6 road show, web seminars in both operational and systematic to help customers understand how to get more from their existing Apropos investments. These activities have produced very positive results and have helped to improve our long-term business relationships.

The other two initiatives are tied to specific marketing campaigns in the financial services and outsourcing and service provider markets. These markets have traditionally been strong segments for Apropos and possess both the need and the ability to make decisions in even a relatively weak economic market. Over the past three months we have developed targeted business messages and positioning papers on how companies can derive quantifiable value through the use of our technology to address operational pains that affect their business. These white papers and based on the early success of Version 6 are now all available on the Apropos web site.

We have a series of marketing campaigns planned to establish awareness for Apropos within this prospect phase and to provide targeted content that can help potential buyers understand where and how an Apropos solution can benefit their organization in terms of operating with deficiency, increased revenue opportunity or improved management visibility.

In summary, the growth of our business in the coming quarters will be based on the success of the Version 6 product.  This success will be based on our ability to secure additional channels of distribution for our product and the effectiveness of our targeted marketing initiatives.  We believe the next couple of quarters will be key to determining this success.  With operating expenses locked in and cash burn approaching break even, the company will remain at a very strong financial position.  The restructuring moves completed in the third quarter should have a direct and positive impact on the company’s ability to achieve profitability in the near term.  For our customers and our partners these moves will ensure that Apropos remains a strong and viable business partner for many years to come.

We appreciate your ongoing support of Apropos Technology and we are now ready for any questions you may have.  Thank you.

Operator:                        Thank you.  The floor is now open for questions.  If you have a question please press the number 1 followed by 4 on your touchtone phone.  If at any point your question is answered you may remove yourself from the queue by pressing the pound key. Questions will be taken in the order in which they are received.  We do ask while you pose your question that you pick up your handset to provide the best sound quality. Please hold while we poll for questions.  Thank you.

Our first question Ted Ketterer from TK Associates.  Your line is live.

Ted Ketterer:                 Hi.  When you guys put out the last 10Q –

Kevin Kerns:                  Yes.

Ted Ketterer:                 — there was language in there referring to all this class action shareholder litigation.  Can you bring us up to date and clarify it, what’s going on there?

Kevin Kerns:                  Frank, do you want to take that one?

Frank Leonard:             Yes, there are actually two major class actions out there.  The first one is about the – we call the latter in case (sp), the New York case.

Ted Ketterer:                 Right.

Frank Leonard:             And if you are familiar with that, there’s, you know, I am going to say a high percentage of – of defendants that have signed up to the proposal that was submitted and – and that’s proceeding in its due course.  Unfortunately there is not much we can do, you know, so at this point in time we – that thing could be resolved in the next quarter or in six months.

On the other case, we are still in the process of discovery and – and we expect that to probably take most of the fourth quarter and so again we can’t do – we can’t do much more than update that until we have some more information from discovery.

Ted Ketterer:                 Okay.  And just for clarification, you are saying that you got your operating costs are now 4.7 million per quarter?

Kevin Kerns:                  Frank, I think you mentioned what the number is.

Frank Leonard:             Yeah.  I think –

Ted Ketterer:                 I am sorry?

Frank Leonard:             Operating costs I think was projected to be 3.7.

Ted Ketterer:                 3.7.

Frank Leonard:             Yes.

Ted Ketterer:                 Right.

Frank Leonard:             If you back up some of the — you know, the charges in the current quarter it was 4.3 million dollars, if you back out the restructuring charge.

Ted Ketterer:                 Okay.

Frank Leonard:             So you expect it to go down in Q4.

Ted Ketterer:                 So in my simple mind, if you did this quarter’s revenues next quarter you would make a million dollars?

Kevin Kerns:                  No.  You have to add the COGs back in.

Ted Ketterer:                 Cost of Goods?

Frank Leonard:             Yeah.  You have COGs.  And then I think as Kevin mentioned that our operating mod of restructuring charges of about 600 thousand.

Ted Ketterer:                 Okay.  So let me ask you a different way.

Kevin Kerns:                  Yeah.

Ted Ketterer:                 Okay.  If you did 4.7 million next quarter what would it look like?

Kevin Kerns:                  What I indicated, very close to break even.

Ted Ketterer:                 But not at – not in the black?

Kevin Kerns:                  Plus or minus a hundred thousand.

Ted Ketterer:                 All right.  And what is the leverage from there?  What is the operating leverage from that point?

Frank Leonard:             We believe we can actually generate probably in the neighborhood of six to six and a half with the existing team that we have got, the organization that we have today. There is a lot of capacity in the sale –

Ted Ketterer:                 Okay.  But I am saying:  If you hit 4.7 million –

Kevin Kerns:                  Yes, all right.

Ted Ketterer:                 And you break even, for every dollar of new sales what drafts the bottom line at that point?

Frank Leonard:             Look at the general gross margins and say, you know, we have the capacity to take on probably another million dollars in top line revenue at the gross margins we are probably running at.

Ted Ketterer:                 Okay.

Kevin Kerns:                  Debt commissions and all that.  So maybe 80 cents on the dollar.

Ted Ketterer:                 80 cents on the dollar comes down?

Kevin Kerns:                  Yeah.

Ted Ketterer:                 Well, you have done a great job getting yourself in that position, I’ll say that.

Kevin Kerns:                  Appreciate it.  It’s been hard.  Long journey.

Ted Ketterer:                 eBay sounds to me like a huge win.  Is it or – who is your competition?

Kevin Kerns:                  Well, I am not sure exactly who they are they all looked at but I assume, if I know eBay as much as I do, they do a thorough job of looking at whatever technology they deploy.

Ted Ketterer:                 Okay.

Kevin Kerns:                  I think the – the impact of the business is one of obviously clear credibility in the – in the V6 product, belief in the V6 product.  Clearly there is upside opportunity in other areas within eBay that we obviously looked to, you know, hopefully garner over time as we prove out our capabilities.  But at the end of the day I think it has already shown and as we get the word out about the relationship and this is the first time we have actually announced it, you know, I think a lot of people will kind of take notice that, you know, this product really is, you know, mission critical, is world class and we hope to see a lot more people kind of signing up and taking interest in it.

Ted Ketterer:                 How many salesmen do you have on board and what – and how long have they been there?

Frank Leonard:             The good news is longevity is pretty good.  We are looking at the average about a year and a half, a year and a half to two approximately.

Ted Ketterer:                 And how many are there?

Frank Leonard:             And we have about eight direct head count.

Ted Ketterer:                 And what sort of quotas?

Frank Leonard:             1.75.

Ted Ketterer:                 Each?

Frank Leonard:             Each.

Ted Ketterer:                 Okay.

Frank Leonard:             And obviously we expect to get additional leverage as we get more successful with the channel partners like JD Edwards and hopefully some expanded relationships with a few other firms.  That’s where we expect to see the big leverage.

Ted Ketterer:                 Okay.  Good.

Frank Leonard:             Okay.

Ted Ketterer:                 Long time.

Kevin Kerns:                  Yes, I know.  We aren’t there yet.

Ted Ketterer:                 A very long time.

Frank Leonard:             Yes, I know.

Ted Ketterer:                 Okay.

Frank Leonard:             All right.  Thanks, Ted.

Operator:                        Mr. Kerns, I will now turn the call back over to you for any further or closing comments.

Kevin Kerns:                  Yeah. I just kind of reiterate, you know just a personal comment.  I think the company has been through a lot in the last couple of years and I think we have made major strides to right side the business, get our costs under control and still, at the same time, maintain strong cash reserves in the business.  So from a financial position I think we are in a – in a position of strength.  I think with the Version 6 product there is a lot of potential, okay, represented by the solution that we have invested, you know, two and a half years developing.  And it really is, as I stated in the call, comes down to our success in establishing additional challenges of distribution for the product and to get more and more market penetration and more people aware of the solution that we built.  And I think the wins like with eBay and customers like Veritas and others are clearly going to help us but I think the telltale ultimately comes down to our ability to secure first year distribution partners for our product.  And I think that is where our primary focus is and will continue to be over the next coming quarters.

So I hope you all stay tuned and stay invested.  And if you have any questions please give Frank or I a call.  We would be happy to answer any questions that you have got.  All right.  Thanks very much for attending.

Operator:                        Thank you.  That does conclude this evening’s teleconference.  Please disconnect your line and have a wonderful day.